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EXHIBIT 23.1

INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in this Registration Statement of Universal Compression Holdings, Inc. (the "Company") on Form S-3 of our report dated May 23, 2003 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the Company's change in method of accounting and reporting for goodwill to conform to the Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets") appearing in the Annual Report on Form 10-K of Universal Compression Holdings, Inc. for the year ended March 31, 2003 and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.

/s/ DELOITTE & TOUCHE LLP
Houston, Texas
April 1, 2004

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  EXHIBIT 23.1
INDEPENDENT AUDITORS' CONSENT